EXHIBIT 99.1

Omeros Corporation Reports Second Quarter 2018 Financial Results

– Conference Call Today at 4:30 p.m. ET –

SEATTLE, WA – August 9, 2018 – Omeros Corporation (NASDAQ: OMER) today announced recent highlights and developments as well as financial results for the second quarter ended June 30, 2018, which include:

•

2Q 2018 total and OMIDRIA® revenues were $1.7 million, compared to $17.2 million in 2Q 2017; the decrease was due to the significantly reduced usage of OMIDRIA by ambulatory surgery centers (ASCs) and hospitals during the period (January 1, 2018 through September 30, 2018) in which transitional pass-through reimbursement for OMIDRIA is unavailable. Pass-through status for OMIDRIA will reinitiate on October 1, 2018 and is scheduled to remain in effect through September 30, 2020.

•	Net loss in 2Q 2018 was $33.7 million, or $0.70 per share. Non-cash expenses for 2Q 2018 were $4.6 million, or $0.10 per share.

•	At June 30, 2018, the company had cash, cash equivalents and short-term investments available for operations of $88.4 million.

•

Successful meetings held with the U.S. Food and Drug Administration (FDA) and a European regulatory agency focused on pathways to accelerated, conditional and full approval for OMS721 in “high-risk” stem cell transplant-associated thrombotic microangiopathy. Interactions with U.S. and European regulatory agencies are ongoing and the company continues preparations for Biologics License Application (BLA) and Marketing Authorization Application (MAA) submissions.

•

Settled patent infringement lawsuit against Lupin on favorable terms in May 2018, and patent infringement lawsuit against Sandoz was dismissed in July 2018 because Sandoz stipulated to no longer pursue its Abbreviated New Drug Application (ANDA) prior to OMIDRIA patent expiration in 2033, resolving all litigation with ANDA filers.

•

In July 2018, the first patient was dosed in the Phase 1 clinical trial for Omeros’ lead phosphodiesterase 7 (PDE7) inhibitor OMS527. Dosing has been completed in the first two cohorts of this Phase 1 clinical trial and to date the drug remains well-tolerated.

“During the last quarter, we made significant strides across multiple fronts,” said Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “For OMS721, our MASP-2 inhibitor, Phase 3 clinical trials are advancing in both IgA nephropathy and aHUS, and our stem-cell TMA program is moving toward regulatory filings for marketing approval in both the U.S. and Europe. Our PDE7 inhibitor OMS527 is demonstrating good drug behavior in its Phase 1 clinical trial. We are also excited about our MASP-3 inhibitor OMS906, our MASP-2 small molecules for oral administration and our multiple GPCR cancer therapeutic programs, all of which look promising and are slated to begin entering the clinic as early as late 2019. And to help fund our pipeline’s continuing progress, OMIDRIA is rapidly approaching its return to pass-through status on October 1. All of the pieces appear to be coming together, and we look forward to realizing the near- and long-term prospects for Omeros.”

Second Quarter and Recent Developments

•

Developments regarding OMS721, Omeros’ lead human monoclonal antibody in its mannan-binding lectin-associated serine protease-2 (MASP-2) programs for the treatment of hematopoietic stem cell transplant-associated thrombotic microangiopathy (HSCT-TMA), Immunoglobulin A (IgA) nephropathy, and atypical hemolytic uremic syndrome (aHUS), include:

o

The company recently held successful meetings with the FDA and a European regulatory agency covering pathways to accelerated, conditional and full approval for OMS721 in “high-risk” HSCT-TMA. Interactions with U.S. and European regulatory agencies are ongoing and the company continues preparations for BLA and MAA submissions.

o

Omeros announced in April 2018 that the FDA granted breakthrough therapy designation to OMS721 for the treatment of patients with “high-risk” HSCT-TMA, specifically those patients who have persistent TMA despite modification of immunosuppressive therapy. This is the second breakthrough therapy designation for OMS721, which last year received the designation from FDA for the treatment of IgA nephropathy.

o

In April 2018, Omeros reported new results in patients with HSCT-TMA from the ongoing OMS721 Phase 2 study. The analysis of 100-day mortality, an important endpoint previously used as an approval endpoint in another condition related to HSCT, showed that OMS721-treated patients had improved survival relative to the historical control (53% vs 10%; p = 0.0002).

o	Dosing in the U.S. cohort has been completed in the placebo-controlled portion of the company’s Phase 2 trial of OMS721 in IgA nephropathy. Data are expected in September.

o

In July 2018, the European Medicines Agency’s (EMA’s) Committee for Orphan Medicinal Products (COMP) issued a positive opinion recommending orphan drug designation of OMS721 for treatment in hematopoietic stem cell transplantation. The positive opinion is expected to be adopted by the European Commission in August.

•	Developments regarding OMIDRIA include:

o

In the recently released 2019 proposed rule for the Centers for Medicare & Medicaid Services’ (CMS’) outpatient prospective payment system (OPPS), CMS indicated that it will separately pay in the ASC setting for non-opioid drugs with an FDA-approved indication for postoperative pain relief. Although not specifically named, Omeros believes that OMIDRIA meets this definition.

o

Commercial activities have been focused on re-engaging and expanding ASC and hospital customers in anticipation of the recommencement of Medicare Part B separate payment beginning October 1, 2018 through September 30, 2020.

o	In May 2018, the company entered into a settlement agreement and consent judgment with Lupin Ltd. and Lupin Pharmaceuticals, Inc. (collectively, Lupin) concerning Lupin’s filing of an ANDA seeking approval from the FDA to market a generic version of OMIDRIA. A similar settlement was reached with Par Pharmaceutical late last year. In July 2018, the company announced that its patent infringement lawsuit against Sandoz Inc. (Sandoz) had been dismissed by stipulation of the parties. All of Omeros’ litigation with ANDA filers has now been favorably concluded. The earliest ANDA entry date for any of the three generic manufacturers is April 2032 unless otherwise subsequently authorized pursuant to the settlement agreements.

o

In July 2018, Omeros reported that OMIDRIA had been made available in the European Union (EU) on a limited basis, which maintained the ongoing validity of the European marketing authorization for OMIDRIA.

o	OMIDRIA was added to the Veterans Health Administration (VA) National Formulary in April 2018.

o

In April 2018, Omeros announced that the results of four “real-world” clinical studies were presented at the American Society of Cataract and Refractive Surgery and American Society of Ophthalmic Administrators Annual Meeting. The studies demonstrate significant benefits of OMIDRIA to both patients and surgeons across routine and complex cataract surgery cases performed in high-volume surgery centers, with and without femtosecond laser.

•

In Omeros’ PDE7 program, the company is developing proprietary compounds to treat addiction and compulsive disorders as well as movement disorders. In June 2018, Omeros reported that it had obtained regulatory authority and ethics committee clearance to start the Phase 1 clinical trial evaluating the safety, tolerability, pharmacodynamics and pharmacokinetics of its lead PDE7 inhibitor, OMS527, in healthy subjects. Dosing has been completed in the first two cohorts of this Phase 1 clinical trial and to date, the drug remains well-tolerated. Data are expected in the first half of 2019. The initial target planned for OMS527 is nicotine addiction.

•

As reported previously, the company’s credit facility with CRG was amended in April 2018 to eliminate the revenue and market capitalization covenants with respect to the 12-month period ending on December 31, 2018 and to reduce the market capitalization threshold for future periods to three times the aggregate principal amount of loans outstanding (i.e., $375.0 million based on June 30, 2018 borrowings) on the applicable determination date. In May 2018, the company borrowed the remaining $45.0 million available under this facility.

Financial Results

For the quarter ended June 30, 2018, revenues were $1.7 million, all relating to sales of OMIDRIA. This compares to OMIDRIA revenues of $17.2 million for the same period in 2017. The decrease in revenue from the comparable quarter in 2017 was due to the significantly reduced usage of OMIDRIA by ASCs and hospitals during the period (January 1, 2018 through September 30, 2018) in which transitional pass-through reimbursement for OMIDRIA is unavailable. On a sequential quarter-over-quarter basis, OMIDRIA revenues increased by $0.1 million from the $1.6 million achieved in the first quarter of 2018. Pass-through status for OMIDRIA will reinitiate on October 1, 2018 and is scheduled to remain in effect through September 30, 2020.

Total costs and expenses for the three months ended June 30, 2018 were $32.3 million compared to $29.1 million for the same period in 2017. The increase in the current year quarter was primarily due to higher manufacturing scale-up costs for the OMS721 programs and to incremental costs associated with initiating the OMS721 IgA nephropathy Phase 3 clinical trial. These increases were partially offset by decreased OMIDRIA patent litigation costs.

For the three months ended June 30, 2018, Omeros reported a net loss of $33.7 million, or $0.70 per share, which included non-cash expenses of $4.6 million ($0.10 per share). In comparison, for the prior year’s second quarter Omeros reported a net loss of $14.4 million, or $0.33 per share including non-cash expenses of $4.3 million ($0.10 per share).

As of June 30, 2018, the company had $88.4 million of cash, cash equivalents and short-term investments available for operations and another $5.8 million in restricted investments. This includes the remaining $45.0 million available under the company’s existing credit facility, which was drawn down in May 2018.

Conference Call Details

Omeros’ management will host a conference call to discuss the financial results and to provide an update on business activities. The call will be held today at 1:30 p.m. Pacific Time; 4:30 p.m. Eastern Time. To access the live conference call via phone, please dial (844) 831-4029 from the United States and Canada or (920) 663-6278 internationally. The participant passcode is 3989669. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available for one week following the call and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 3989669.

To access the live or subsequently archived webcast of the conference call on the internet, go to the company’s website at www.omeros.com and select “Events” under the Investors section of the website. To access the live webcast, please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Omeros Corporation

Omeros is a commercial-stage biopharmaceutical company committed to discovering, developing and commercializing small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation, complement-mediated diseases and disorders of the central nervous system. The company’s drug product OMIDRIA® (phenylephrine and ketorolac intraocular solution) 1% / 0.3% is marketed for use during cataract surgery or intraocular lens (IOL) replacement to maintain pupil size by preventing intraoperative miosis (pupil constriction) and to reduce postoperative ocular pain. In the European Union, the European Commission has approved OMIDRIA for use in cataract surgery and other IOL replacement procedures to maintain mydriasis (pupil dilation), prevent miosis (pupil constriction), and to reduce postoperative eye pain. Omeros has multiple Phase 3 and Phase 2 clinical-stage development programs focused on: complement-associated thrombotic microangiopathies; complement-mediated glomerulonephropathies; cognitive impairment; and addictive and compulsive disorders. In addition, Omeros has a diverse group of preclinical programs and a proprietary G protein-coupled receptor (GPCR) platform through which it controls 54 new GPCR drug targets and corresponding compounds, a number of which are in preclinical development. The company also exclusively possesses a novel antibody-generating platform.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “likely”, “look forward to,” “may,” “plan,” “potential,” “predict,” “project,” “prospects,” “should,” “slated,” “will,” “would” and similar expressions and variations thereof. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with product commercialization and commercial operations, unproven preclinical and clinical development activities, regulatory oversight, intellectual property claims, competitive developments, litigation, and the risks, uncertainties and other factors described under the heading “Risk Factors” in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2018. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360.668.3701

jennifer@cwcomm.org

OMEROS CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenue:
Product sales, net	$1,655	$17,151	$3,244	$29,408

Costs and expenses:
Cost of product sales	116	157	319	429
Research and development	19,412	13,137	37,551	25,377
Selling, general and administrative	12,744	15,796	23,678	28,267
Total costs and expenses	32,272	29,090	61,548	54,073
Loss from operations	(30,617)	(11,939)	(58,304)	(24,665)
Interest expense	(3,676)	(2,723)	(6,502)	(5,386)
Other income	597	303	1,056	603
Net loss	$(33,696)	$(14,359)	$(63,750)	$(29,448)
Comprehensive loss	$(33,696)	$(14,359)	$(63,750)	$(29,448)
Basic and diluted net loss per share	$(0.70)	$(0.33)	$(1.32)	$(0.67)
Weighted-average shares used to compute basic and diluted net loss per share	48,384,460	44,037,471	48,333,610	43,933,022

OMEROS CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	June 30, 2018	December 31, 2017
Cash, cash equivalents and short-term investments	$88,404	$83,749
Working capital	72,062	82,065
Restricted investments	5,779	5,835
Total assets	106,349	116,328
Total current liabilities	24,442	26,307
Notes payable and lease financing obligations, net	130,358	84,607
Accumulated deficit	(587,118)	(523,368)
Total shareholders’ deficit	(56,297)	(2,814)